                                                                   EXHIBIT 10.15



                           FIRST AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                     OF THE

                            WEST TEXAS LPG PIPELINE

                              LIMITED PARTNERSHIP

                          A Texas Limited Partnership

                           FIRST AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                  WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP


                               TABLE OF CONTENTS

1.   Definitions

2.   Ratification of formation; Creation of Partnership; Name

3.   Principal Office

4.   Duration of the Partnership

5.   Purposes

6.   Capital Contributions
     6.1   Contribution of Existing Property
     6.2   Expansions; Expansion Capital Contributions
     6.3.  Maintenance Capital Expenditures
     6.4   Acceptance of Contributions

7.   Partnership Property

8.   Warranties of Partners

9.   Management
     9.1   Partnership Committee
     9.2   Officials of the Partnership Committee and Terms of Service Thereon
     9.3   General Provisions Regarding the Partnership Committee
     9.4   Meetings of the Partnership Committee
     9.5   Voting of the Partnership Committee  -  Supermajority
     9.6   Voting of the Partnership Committee  -  Simple Majority
     9.7   Minutes
     9.8   No Management by Individual Partners
     9.9   Change of Classification of Partnership Interest

10.  Book Capital Accounts and Capital Contributions
     10.1  Book Capital Accounts of the Partners
     10.2  Capital Contributions

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11.  Distributions
     11.1  Allocation
     11.2  Distributions

12.  Accounting

13.  Audit

14.  Limitation on Partner's Liabilities Regarding Partnership Contracts

15.  Cross Indemnification
     15.1  Indemnity
     15.2  Reimbursement
     15.3  Sharing of Uncovered Losses

16.  Tax Provisions
     16.1  Status of Partnership
     16.2  Tax Returns, Proceedings and Elections
     16.3  Tax Definitions
     16.4  Tax Allocations

17.  Insurance

18.  Disposition of Ownership Interests
     18.1  Dispositions
     18.2  General Conditions of Transfers
     18.3  Limitation on Dispositions to Avoid Termination
     18.4  Relative Liabilities of Old and New Partners
     18.5  Withdrawal of Partner When Unprofitable
     18.6  Disposition of Ownership to Another Party

19.  Default by Partners
     19.1  Failure to Make Contributions
     19.2  Expulsion of Partners
     19.3  Treatment of Book Capital Account of Expelled Partner
     19.4  Other Obligations of Expelled Partner

20.  Dissolution and Winding Up of the Partnership
     20.1  Dissolution
     20.2  Continuance of Business After Dissolution
     20.3  Liquidation of the Partnership
     20.4  Winding Up of the Partnership
     20.5  No Liability for Return of Capital

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21.  Alternative Dispute Resolution Procedures
     21.1  Covered Disputes
     21.2  Initiation of Procedures
     21.3  Negotiation Between Executives
     21.4  Mediation
     21.5  Arbitration
     21.6  Arbitration Procedure
     21.7  Arbitration Hearing
     21.8  Arbitration Decision and Costs
     21.9  Enforcement of Award
     21.10 Tolling and Performance

22.  Further Assurance

23.  Waiver

24.  Independent Conduct

25.  Applicable Law

26.  Subject to Applicable Law

27.  Validity

28.  Headings

29.  Binding Effect

30.  Benefits of Agreement Restricted to Parties

31.  Counterparts

32.  Entire Agreement

33.  Exhibits and Schedules

34.  Reservation of Rights

35.  Principles of Construction and Interpretation

36.  Damages

37.  Notices

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EXHIBIT A - Ownership Interests

EXHIBIT B - Description and Map of Original Limited Partnership Property

EXHIBIT C  Description and Map of MAPL Gathering System and Other Contributions

EXHIBIT D - Financial Responsibility Requirements

EXHIBIT E - Tax Matters

                           FIRST AMENDED AND RESTATED

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                  WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP


          THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, effective as of May 1, 1999, is entered into by and among WTLPS, Inc., a Delaware corporation (hereinafter "WTLPS"); DMS LP, Inc., a Delaware corporation (hereinafter "DMSLP"); Chevron Raven Ridge Pipe Line Company, a Delaware corporation (hereinafter "CRR"); Chevron Pipe Line Company, a Delaware corporation (hereinafter "CPL"); Mid-America Pipeline Company, a Delaware corporation (hereinafter "MAPL"); MAPL Investments, Inc., a Delaware corporation (hereinafter "MAPLII") . WTLPS, DMSLP, CRR, CPL, MAPLII, and MAPL are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

     WHEREAS, effective September 1, 1996 (the "Original Limited Partnership Effective Date"), WTLPS, DMSLP, CRR and CPL entered into that certain Agreement (the "Original Partnership Agreement") of Partnership of the West Texas LPG Pipeline Limited Partnership, a Texas limited partnership (the "Original Limited Partnership"); and

     WHEREAS, WTLPS, DMSLP, CRR, CPL, MAPLII, and MAPL now desire to amend the Original Partnership Agreement to provide for receipt of the contribution of additional assets and provide for the addition of MAPL as an additional Limited Partner and General Partner in the Partnership, and other matters related thereto; and

          Whereas, simultaneously with its contribution of assets to the Partnership, MAPL has assigned its limited partnership Ownership Interest to MAPLII, its wholly owned subsidiary, who has joined in the execution of this Agreement.

          Whereas, the Partners desire to create a revised Limited Partnership to own a common carrier pipeline system for the transportation of LPG from various points in New Mexico and Texas to various points in Texas.

          Therefore, the Partners  hereby agree as follows:

          1. Definitions.

              As used in this Agreement the following words and terms shall have the meanings set forth below.

              1.1 "Act" means the Texas Revised Limited Partnership Act, as set forth in R.C.S., Art. 6132a-1, as amended from time to time.
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     1.2 "Affiliate" means, of any Person, a Person Controlling, Controlled by or under common Control with, directly or indirectly, through one or more intermediaries, such Person.

     1.3 "Affirmative Voting Partner" shall have the meaning given to it in
Section 18.5 hereinafter.

     1.4 "Agreement" means this First Amended and Restated Limited Partnership Agreement for West Texas LPG Pipeline Limited Partnership.

     1.5 "Amended and Restated Operating Agreement" means the agreement for the operation of the System.

     1.6  "Amended Partnership Effective Date" means the first day of May, 1999.

     1.7 "Arbitration Notice" shall have the meaning given to it in Section 21.5 hereinafter.

     1.8 "Book Capital Account" means the account described in Section 10.1.

     1.9 "Business Day" means a day on which the Federal Reserve Bank in New York City is open for business.

     1.10 "Calendar Year" means a year beginning on the first day of January and ending on the thirty-first day of December, except that for the first year of operation, the Calendar Year shall begin on the first day of May, 1999 and end on December 31, 1999.

     1.11 "Construction Cost" means the cost of constructing any facility or equipment used or useful in the Company's operations, or any expansion thereof; including, without limitation, materials, labor, equipment, permits, consulting fees, accounting and legal fees, insurance costs, contractors' fees, land and easement costs, administrative overhead charges allowed pursuant to the terms of this Agreement, and all other costs necessary or incidental thereto.

     1.12 "Control" of a non-natural Person means (i) the power, directly or indirectly, to (x) elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of such Person (or if such Person is a non-corporate Person, Persons having similar powers), or (y) direct or cause the direction of the management and policies of such Person, in either case through beneficial ownership of the capital stock (or similar ownership interests) of such Member by contract, agreement or otherwise, (ii) the acquisition, directly or indirectly, of (x) all or substantially all of the properties and assets of such Person or (y) a majority (by percentage) of the total voting power of all classes then outstanding of the voting stock (or other voting interest) of such Person.

     1.13 "CPL" means Chevron Pipe Line Company.

     1.14 "CRR" means Chevron Raven Ridge Pipe Line Company.

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     1.15 "Current Liabilities" means the current liabilities described in
Section 19.3.

     1.16 "Disposition Notice" shall have the meaning given to it in Section
18.1 hereinafter.

     1.17 "Dispose" or "Disposition" means a sale, assignment, transfer or exchange (including, without limitation, by operation of law).

     1.18 "Dissolving Partner" or "Dissolving Partners" means the Partner or Partners who cause a dissolution of the Partnership as described in Section 20.

     1.19 "Distributable Cash" means the gross cash proceeds from Partnership operations (including sales and dispositions of property in the ordinary course of business) less the portion thereof used to pay or establish reasonable reserves approved by the Partnership Committee for all Partnership expenses, Guaranteed Payments, debt payments, capital improvements, replacements and contingencies, working capital requirements, all as determined by the Partnership Committee. Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of cash reserves previously established.

     1.20  "DMSLP" means DMS LP, Inc..

     1.21 "Facilities" means the Original Limited Partnership Property and the MAPL Gathering System.

     1.22 "Fiscal Year" means the fiscal year of the Partnership as designated in Article 12, except that for the first year of operation, the Fiscal Year shall begin on the Amended Partnership Effective Date and end on December 31, 1999.

     1.23  "GAAP" means generally accepted accounting principles.

     1.24 "General Partner" means WTLPS, CPL, MAPL, or any Person who hereafter becomes a General Partner by succession of interest hereunder, or by change of classification under the provisions of Section 9.9.

     1.25 "Indemnifying Partner" means each Partner undertaking the indemnity obligations described in Sections 15.1 and 15.2.

     1.26 "LPG" means a mixture of liquefied petroleum products produced from gas processing facilities or refineries containing ethane, propane, butanes, natural gasolines, and nominal amounts of contaminates, as allowed by specifications set by the Company from time to time.

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     1.27 "Limited Partner" means DMSLP, CRR, MAPLII, or any Person who hereafter becomes a Limited Partner by succession of interest hereunder or by change of classification under the provisions of Section 9.9.

     1.28 "Maintenance Capital Expenditure" shall have the meaning given to it in Section 6.3 hereinafter.

     1.29  "MAPL" means Mid-America Pipeline Company.

     1.30 "MAPL Gathering System and Other Contributions" means those assets to be contributed to the Partnership by MAPL and more fully described in Exhibit C.

     1.31  "MAPLII" means MAPL Investments, Inc..

     1.32 "Member" means a Partner's designated representative on the Partnership Committee.

     1.33 "Non-Current Liabilities" means the non-current liabilities described in Section 19.3.

     1.34 "Operator" means the Person(s) designated as the physical and/or commercial Operator of the System in the Amended and Restated Operating Agreement.

     1.35 "Original Limited Partnership" shall have the meaning given to it in the first Whereas clause on page 1 of this Agreement.

     1.36 "Original Limited Partnership Effective Date" shall have the meaning given to it in the first Whereas clause on page 1 of this Agreement.

     1.37 "Original Partnership Agreement" shall have the meaning given to it in the first Whereas clause on page 1 of this Agreement.

     1.38 "Original Limited Partnership Property" means the assets of the Original Partnership as further identified in Exhibit B.

     1.39 "Ownership Interest" means the respective ownership percentage of a Partner in the Partnership as set forth in Exhibit A hereto, as amended from time to time.

     1.40 "Partner" means any party to this Agreement, including any Person who may hereafter become a party to this Agreement.

     1.41 "Partnership" means the West Texas LPG Pipeline Limited Partnership as herein amended and restated.

     1.42 "Partnership Committee" means the committee designated to manage the affairs of the Partnership in Section 9.1(a) of this Agreement.

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     1.43 "Person" means any individual, partnership, association, trust, corporation or other entity.

     1.44 "Partnership Property" means all property acquired by the Partnership by contribution, purchase or otherwise.

     1.45 "Proposed Transferee" means a Person to whom a Transferring Partner intends to transfer all or a portion of its Ownership Interest in the Partnership.

     1.46 "Remaining Partners" means all Partners other than a Transferring Partner.

     1.47 "System" means the pipeline system described in Article 5 and depicted on Exhibits B and C attached hereto, and any additions or modifications made thereto after this Agreement becomes effective.

     1.48 "Transferring Partner" means a Partner who transfers all or a portion of its Ownership Interest in the Partnership pursuant to Article 18.

     1.49 "WTLPS" means WTLPS, Inc..

         2.  Ratification of formation; Creation of Partnership; Name.

         2.1 The Partners confirm that (i) by virtue of the Original Partnership Agreement, WTLPS, DMSLP, CRR and CPL associated themselves in a partnership in accordance with the Act, and (ii) the Partnership is continued as a Texas limited partnership by this Agreement. This Agreement shall constitute the Partnership Agreement and shall supersede and replace the Original Partnership Agreement in its entirety. Each of the Partners agrees that, on the request of any other Partner, it will, and it will cause the Partnership to, make all necessary filings, execute and deliver any further documents and perform any further acts on its part necessary or useful (1) to comply with the Act regarding the formation and operation of a limited partnership; and (2) to effectuate and evidence the vesting in the Partnership of ownership of all assets contributed or required by this Agreement or the Original Partnership Agreement to be contributed by it to the Partnership.

         2.2 The Partners hereby amend and restate the Original Partnership Agreement and continue the Partnership, as a limited partnership under the provisions of the Act, with CPL, WTLPS, and MAPL being the General Partners, and DMSLP, CRR and MAPLII being the Limited Partners, and with each Partner initially owning that percentage of the total Ownership Interests in the Partnership set forth in Exhibit A attached hereto. Said Ownership Interests shall be amended from time to time to reflect assignments and transfers of a Partner's Ownership Interest in the Partnership as provided for herein. At all times, the sum of all Partners' Ownership Interests shall total 100 percent. The name of the Partnership shall be West Texas LPG Pipeline Limited Partnership.

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         3.  Principal Office.  The principal office of the Partnership shall be maintained at 2811 Hayes Road, Houston, Texas 77082 or at such other address as agreed by the Partnership Committee.

         4. Duration of the Partnership. The amended Partnership shall commence as of the Amended Partnership Effective Date and shall terminate, unless sooner terminated pursuant to this Agreement or extended by agreement of the Partners, on December 31, 2049. This Agreement shall terminate when the Partnership has been wound up and liquidated, all assets of the Partnership have been distributed or disposed of, and all liabilities and obligations of the Partnership (and of each Partner as they relate to the Partnership) have been fully discharged, satisfied or as provided in Article 20.

         5. Purposes. The Partnership is created for the purposes of: (a) owning the System for the common carrier transportation of LPG from various points in New Mexico and Texas to various points in Texas as depicted on the attached Exhibits B and C, as it may be amended from time to time; (b) causing the System to be operated, maintained, repaired and, if appropriate in the judgment of and directed by the Partnership Committee, expanded, extended, changed in direction or use, replaced, removed or abandoned in place; (c) causing any facilities, property or property rights, equipment, or services related to or required in connection with any of the above described activities to be procured, constructed, operated, maintained, repaired, replaced, sold, disposed of, removed, or abandoned in place; and (d) any other purposes related to and necessary or appropriate in the judgment of the Partnership Committee to implement any of the foregoing.

         6. Capital Contributions.

         6.1  Contribution of Existing Property.

         (a) The initial capital contributions of each Partner to the Partnership shall be as follows: (i) WTLPS, DMSLP, CPL and CRR previously contributed their respective shares of undivided interests in and to the property owned by the Original Limited Partnership described elsewhere in this Agreement as the Original Limited Partnership Property which was contributed to the Partnership at the time the Original Partnership Agreement was entered into; and (ii) MAPL shall contribute its shares of undivided interests in and to the property described elsewhere in this Agreement as the MAPL Gathering System and Other Contributions.

         (b) Each of the Partners acknowledges that the value of the assets and monies, as applicable, contributed to the Partnership by CPL, CRR, WTLPS, DMSLP, and MAPL represents 0.408%, 40.392%, 0.392%, 38.808%, 20.00%, respectively, of the value of the Partnership assets.

         6.2  Expansions; Expansion Capital Contributions.

         (a) Proposals, Approval, and Participation

Any Member on behalf of any Partner may request that the Partnership construct or otherwise acquire additions to the Facilities, modify existing Facilities, or incur capital project costs related

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to (i) increasing the volumetric capability of, and/or (ii) physical extensions to the Facilities (hereinafter referred to as an "Expansion") at any time by giving notice to all of the other Members. Such notice shall specifically describe the proposed Expansion, shall contain a reasonable justification for same, and shall include an estimate of the total Construction Cost to be incurred in connection therewith.

The Chairman of the Partnership Committee, upon request of the Member making the proposal, shall call a special meeting of the Partnership Committee to discuss the proposed Expansion. Within thirty (30) days of such notice by the Member, the Members shall meet to discuss the proposed Expansion. The Partnership Committee shall cause the Operator to assist the Partner in completing its proposal and such Partner will reimburse the Operator, in immediately available funds by wire transfer, for the Operator's actual, direct costs incurred in connection therewith, such reimbursement to be paid on or before 10 days after the date on which such Partner has received an invoice therefor from the Operator. Within ninety (90) days after the date of the special meeting to discuss the proposed Expansion, the Partnership Committee must vote on the Expansion at a regular or special meeting of Members. If two or more of the General Partners vote to have the Partnership undertake the proposed Expansion and Partners having together aggregate Ownership Interests greater than 50% vote to approve the Expansion, such proposed Expansion shall be undertaken by the Partnership.

The approved Expansion proposal must contain a specific methodology for calculating the revenue, cost, and income specifically attributable to the Expansion. Following approval of the Expansion, the Partners must indicate whether the Ownership Interest that they respectively represent will participate in contributing to the cost of the Expansion. (the "Expansion Participating Partners"). In the event that all Partners are not Expansion Participating Partners, it shall take an affirmative vote of at least two General Partners and 90% of the aggregate Ownership Interest to approve the specific accounting methodology that will be used to allocate Expansion Income related to such Expansion. If 90% of the aggregate Ownership Interest does not approve, such accounting methodology shall be submitted to alternative dispute resolution procedures as set forth in Section 21. If less than all Partners elect to participate in contributing to the cost of the Expansion, the costs of construction thereof (the "Expansion Costs") are to be borne solely by the Expansion Participating Partners. Unless agreed to otherwise by all of the Expansion Participating Partners, such Expansion Costs shall be allocated to each of the Expansion Participating Partners in an amount equal to the product of (A) the total Expansion Costs multiplied by (B) a fraction (the "Expansion Sharing Ratio"), the numerator of which is the Ownership Interest of such Expansion Participating Partner and the denominator of which is the aggregate Ownership Interest of all of the Expansion Participating Partners. No funds of the Partnership, other than the Expansion Capital Contributions (as defined hereinafter) made by the Expansion Participating Partners, shall be used in connection with any Expansion unless all of the Members are Expansion Participating Partners.

         (b) Expansion Capital Contributions.

If an Expansion is approved in accordance with Section 6.2(a), each Expansion Participating Partner shall make capital contributions to the Partnership (Expansion Capital Contributions)

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in one or more payments in an amount equal to such Expansion Participating
Partner's interest in the Expansion, calculated in accordance with Section 6.2(a). Expansion Capital Contributions shall be made by each Expansion Participating Partner in accordance with such Expansion Participating Partner's Expansion Sharing Ratio pursuant to a payment schedule approved by the Expansion Participating Partners and the Operator prior to commencing work on the Expansion.

         (c)  Expansion Income.

         (i) If an Expansion has occurred and all of the Partners are Expansion Participating Partners, all incremental revenue attributable to the Expansion, less any incremental costs incurred in connection with such Expansion and the operation of same ("Expansion Income"), shall be shared by the Partners according to their respective Ownership Interest.

         (ii) If an Expansion has occurred and not a11 of the Partners are Expansion Participating Partners, the Partnership Committee shall cause the Operator to determine, for each calendar month, the Expansion Income. Each Expansion Participating Partner shall be allocated such Expansion Participating Partner's Expansion Sharing Ratio of the Expansion Income for each such calendar month until (and including) the calendar month (the "Expansion Allocation Period") during which the Expansion Participating Partners have been allocated, in the aggregate, an amount equal to the Expansion Recovery Percentage of the aggregate Expansion Costs, as described in Section 6.2 (d) below.

         (iii) If an Expansion has occurred and not a11 of the Partners are Expansion Participating Partners, the Partnership Committee shall cause the Operator to determine all items of depreciation and cost recovery related to Expansion Costs and shall specially allocate to the Expansion Participating Partners such items of depreciation and cost recovery for the duration of the Expansion Allocation Period.

         (d)  Expansion Cost Recovery.

         (i) If an Expansion has occurred and not all of the Partners are Expansion Participating Partners, the Partnership Committee shall cause the Operator to calculate, using the procedure approved by the Partnership Committee at the time of the Expansion approval, for each calendar month, the Expansion Income. In consideration for its costs and risks relating to the Expansion, within thirty days after the end of each such calendar month, each Expansion Participating Partner shall receive, as a distribution (the "Expansion Distribution") from the Partnership, an amount equal to (A) such Expansion Participating Partner's Expansion Sharing Ratio multiplied by (B) the Expansion Income for such calendar month, until the Expansion Participating Partners have received, in the aggregate, an amount equal to two hundred-fifty percent (250%) (the "Expansion Recovery Percentage") of the aggregate Expansion Costs

         (ii) If the initial Expansion Recovery Percentage of the Expansion Costs is not received by the Expansion Participating Partners within sixty (60) full

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calendar months following the date of commencement of operations of the
Expansion, the initial Expansion Recovery Percentage shall be increased by ten percent (10%) for each twelve (12) month period thereafter, such increased Expansion Recovery Percentage not to exceed three hundred percent (300%). Upon and after the earlier of (A) the Expansion Participating Partners receiving in the aggregate Expansion Distributions equal to the applicable Expansion Recovery Percentage of the Expansion Costs or (B) the expiration of 120 calendar months following the date of commencement of operations of the Expansion, all Expansion Income shall be shared by the Partners according to their respective Ownership Interest.

         6.3 Maintenance Capital Expenditures. Each Partner shall share and pay according to their respective Ownership Interests any and all expenditures incurred by the Partnership which may be categorized for tax or accounting purposes to be capital expenditures but which are primarily for the purpose of:
(i) maintaining or restoring the System, or any portion thereof, (ii) complying with regulatory requirements and/or any applicable law, rule, regulation or order of any other governmental authority, local, state or federal, or (iii) other non-Expansion purposes ("Maintenance Capital Expenditures"). Generally, such Maintenance Capital Expenditures create no material incremental revenue as a result of the work for which the expenditure is made. It is understood and agreed by the Partners that all such matters shall be included, with adequate detail, in the Partnership's annual budget prepared by and submitted to the Partnership Committee by the Operator, if such matters are known at the time of submission of such budget.

  6.4 Acceptance of Contributions. As of the Original Limited Partnership Effective Date, the Partnership has accepted the assets contributed by WTLPS, DMSLP, CPL and CRR, and assumed all responsibilities and obligations associated therewith accruing after such date. As of the Amended Partnership Effective Date, the Partnership has accepted the MAPL Gathering System and Other Contributions and assumed all responsibilities and obligations associated therewith accruing after the Amended Partnership Effective Date. Notwithstanding the foregoing, nothing herein shall limit, supercede or replace the obligations by and among the Partners as set forth in contribution agreements, indemnity agreements or any other written agreements, written representations and/or warranties between or among the Partners and/or any of their Affiliates pertaining to any liabilities and the allocation of same respecting the assets contributed to the Partnership by the Partners hereunder.

  7. Title to Partnership Property. The title to all Partnership Property shall be held in the name of the Partnership unless otherwise approved by the Partnership Committee; provided, however, licenses, permits, easements and rights-of-way necessary for the operation of the System may be held in the name of the Operator who will act as agent on behalf of the Partnership.

  8. Warranties of Partners. Each Partner, upon becoming a party to this Agreement, represents, warrants and agrees that:

          (a) It is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

         (b) It has all requisite power and authority to execute, deliver and perform this Agreement and any other agreements required herein and to consummate the transactions contemplated hereby or thereby.

         (c) It will not voluntarily cause a dissolution or termination of the Partnership, technical or otherwise by failure to maintain its corporate existence or by any other act or omission to act;

         (d) The execution, delivery and performance of this Agreement have been duly authorized, and this Agreement, when executed and delivered, will be valid and binding on it; and

         (e) The execution and delivery of this Agreement does not contravene any provision of, or constitute a default under, any relevant material indenture, mortgage or other agreement binding on such Partner or any valid order of any court, commission or governmental agency to which such Partner is subject.

  9.  Management.

  9.1  Partnership Committee.

  9.1(a)    Composition of the Committee.   The Partnership shall be managed by
a Partnership Committee composed of one Member representing each Partner. Each Partner shall designate its Member of the Partnership Committee, whose vote shall be based on that Partner's Ownership Interest. The Members of the Partnership Committee shall be designated by the Partners by notice to each other immediately after the Amended Partnership Effective Date, and the Members shall serve until their successors' designations shall become effective. A person may be designated by more than one Partner as a Member to represent each such Partner and such Member shall be regarded as representing more than one Partner for purposes of a required quorum under Section 9.4.

  9.1(b)    Replacement of Committee Members.  If any Member of the Partnership
Committee dies, resigns, or becomes incapacitated, the Partner which designated such Member shall designate his or her successor, the term of such successor to commence immediately, and any Partner may withdraw the designation of the Member of the Partnership Committee which it designated and designate a replacement (whose term shall commence immediately) at any time, with or without cause, by giving written notice of the withdrawal and replacement to the other Members of the Partnership Committee.

  9.1(c) Changes in the Voting Interest of Committee Members Due to Changes in Ownership. In the event of any changes in the relative Ownership Interests of the Partners in the Partnership effective during the course of a Calendar Year, the vote of each Member of the Partnership Committee shall reflect such change effective upon the receipt of notice by the Partnership that a change in the Ownership Interests of the Partners has occurred.

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  9.1(d)  Special Legal and Regulatory Obligations of Member.  All Members of
the Partnership Committee are under a special legal obligation to protect confidential information, including but not limited to shipper information, against disclosure or against use by the Partner or any other party for any purpose other than the direct business of the Partnership. Each Partner shall be obligated to take such steps as are necessary to ensure that such confidential information is not disclosed or used otherwise than as allowed by law. No Member shall be allowed to participate in any business of the Partnership in the event that such participation would compromise the Partnership's obligation to safeguard such information.

  9.2   Officials of the Partnership Committee and Terms of Service Thereon.

  9.2(a) Election of-Partnership Officials. The Partnership Committee shall elect a Chairman and one or more Vice-Chairmen from among those Members designated by a General Partner and a Secretary and a Treasurer, who need not be Members, immediately after being created and thereafter at its first meeting during each Calendar Year. Each Chairman, Vice-Chairman, Secretary and Treasurer shall serve until his or her successor is elected and qualified or until his or her earlier resignation, removal by vote of the Partnership Committee, or, in the case of the Chairman or Vice-Chairman, his or her earlier departure or removal from membership in the Partnership Committee, or in the event that the General Partner that designated such Member ceases to be a General Partner hereunder. An individual may hold more than one office.

  9.2(b) Duties of the Chairman. The Chairman shall preside over all meetings of the Partnership Committee, shall call regular meetings of the Partnership Committee, may call special meetings of the Partnership Committee and shall have other duties as specified elsewhere in this Agreement.

  9.2(c) Duties of the Vice-Chairman. The Vice-Chairman present with the longest continuous service as such shall preside over meetings of the Partnership Committee in the absence of the Chairman, and in the event the Chairmanship becomes vacant, the Vice Chairman with the longest continuous service as such shall serve as Chairman until a new Chairman is elected.

  9.2(d) Duties of the Secretary. The Secretary shall record minutes of the Partnership Committee meetings, shall give notice of regular and special meetings of the Partnership Committee when directed to do so pursuant to Section
9.4 hereof, and shall accept and notify all Partnership Committee Members of any resignations of Partnership Committee Members or Partnership officials (other than his own resignation which shall be accepted by the Chairman). The Secretary shall also cause the Partnership to comply with the requirements under the Assumed Business or Professional Name Act of the Business and Commerce Code of the State of Texas.

  9.2(e) Duties of the Treasurer. The Treasurer shall have general supervision of the funds, securities, notes, drafts, acceptances, and other commercial paper and evidences of indebtedness of the Partnership and shall insure that funds belonging to the Partnership are kept on deposit in such banking institutions or invested in securities as the Partnership Committee may from time to time direct. The Treasurer shall insure that accurate accounting records are kept, and shall render statements of income and of financial position of the Partnership to the Partnership Committee and each Partner at any time upon reasonable request. The Treasurer shall perform other duties commonly incident to such office.

  9.3  General Provisions Regarding the Partnership Committee.

  9.3(a) Additional Authority. The Chairman, Vice-Chairmen, Secretary or Treasurer and the incumbents of any other similar positions which the Partnership Committee may elect to create, may be given other duties either of a general or specific nature by the Partnership Committee, but, in the absence of any such grant of authority, shall not be deemed to have any inherent authority to act for the Partnership except as specifically set forth elsewhere in this Agreement.

  9.3(b) Compensation. The officials of the Partnership shall receive no compensation from the Partnership. All costs of each Member of the Partnership Committee arising out of his attendance at Partnership Committee meetings or conduct of Partnership business shall be borne by the Partner he or she represents. The Partnership shall indemnify and save harmless the Members of the Partnership Committee and the officials of the Partnership against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of any such Members and officials in good faith within the scope of their authority in the course of the Partnership's business, and such Persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts or failure to act.

  9.3(c) Insurance. To the extent that such insurance is commercially available, the Partnership Committee may authorize the Operator to purchase and maintain insurance on behalf of any Person who is or was a Member of the Partnership Committee, or an official of the Partnership, or who is or was serving at the request of the Partnership as agent of the Partnership, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under the provisions of the preceding Section 9.3(b).

  9.4 Meetings of the Partnership Committee. The Partnership Committee may hold meetings either within or without the State of Texas. Regular meetings of the Partnership Committee shall be held not less frequently than once each calendar quarter at such times and places as the Partnership Committee determines. Special meetings of the Partnership Committee may be called by the Chairman of the Partnership Committee on ten (10) Business Days notice to each Member of the Partnership Committee and shall be called by the Chairman or Secretary of the Partnership Committee on like notice upon request of any Member of the Partnership Committee. Meetings of the Partnership Committee may be held by conference telephone call on two (2) Business Days notice. Each notice of a meeting or conference call shall state the time and place of the meeting or the conference call and the purpose or purposes thereof. Unless otherwise waived in writing by all Members of the Partnership Committee, only matters included in the notice of the meeting or conference call can be considered for a vote by the Partnership Committee. Any requirements of notice will be deemed waived by any Member of the Partnership Committee who attends a Partnership Committee meeting or participates in a conference call unless such Member attends or participates solely to protest the lack of proper notice. Any requirement of notice may be waived by any Member in writing, which waiver or waivers shall be attached by the Secretary of the Partnership Committee to the minutes of the meeting of the Partnership Committee for which such waiver is effective. Provided that proper notice is either given or duly waived by all Members of the Partnership Committee, the presence of at least two (2) Members of the Partnership Committee representing two of the General Partners, and representing at least fifty-one percent (51%) of the Ownership Interests shall be sufficient to constitute a quorum for the transaction of business. The Partnership Committee may act by the unanimous written consent of all Members of the Partnership Committee (which may be signed in counterpart) in lieu of holding a meeting; such unanimous written consent shall be effective when filed with the Secretary of the Partnership Committee. Notice to Members of the Partnership Committee shall be as provided in Article 36 hereof.

     9.5  Voting of the Partnership Committee  -  Supermajority

Unless Members representing a minimum of ninety percent (90%) of the Ownership Interest and a minimum of two General Partners authorize such action, the Partnership shall not:

(a) Approve single line items greater than $5,000,000 in the operating or capital budget (except for Expansions);

(b) Enter into any agreement requiring financial commitment or expenditures of the Partnership of $5,000,000 or more in any twelve-month period (except for Expansions or any previously approved budget item);

(c) Enter into any agreement which obligates the Partnership to a term of three years or longer (except for Expansions);

(d) Release, compromise or settlement of any Claim against the Partnership or commencement of any lawsuit against another Person for amounts in dispute of $5,000,000 or more;

(e) Acquire or dispose of any Partnership asset, in a single transaction, or a series of related transactions, with a fair market value of $5,000,000 or more (except for Expansions);

(f) Accept contributions of property to the Partnership, other than cash or cash equivalents, having a fair market value of $5,000,000 or more;

(g) Assume environmental liabilities or obligations in connection with the acquisition of an interest in real property;

(h) Establish, amend and cause the filing of tariffs, provided, however, for the avoidance of doubt, non-discretionary filings required by regulation shall not require a vote of the Partnership (Ownership interest representing MAPL and MAPLII shall be non-voting until such time as MAPL and MAPLII and/or any of their Affiliates own an aggregate interest of less than 50% of Seminole Pipeline and no longer operate Seminole Pipeline. A 90% vote of the remaining Ownership Interest shall be required to approve the establishment of, or an amendment to, a tariff);

(i)  Distribute cash in a manner other than as set forth in Section 11;

(j)  Select name or names under which the Partnership may conduct business.

(k)  Resolve audit disputes with Partners;

(l) Make any claim, disclaimer, surrender, election or consent of a material nature for tax purposes;

(m)  Commingle funds of the Company with the funds of any other Person;

(n)  Factor or assign any of the Partnership's accounts;

(o) Borrow money or obtain any advance, or give any security interest in the Facilities or any portion thereof, to secure any such borrowing, or obtain credit in any form (other than trade credit) or make a loan or advance or give credit, other than normal trade credit;

(p) Give any guarantee or indemnity or security in respect of any liabilities or obligations of any person other than the Partnership and any of its subsidiaries, if any;

(q) Create or dispose of any subsidiary of the Partnership or any interest therein;

(r) Establish an investment policy for the Partnership that involves the use of derivatives or any other futures type contracts;

(s) Remove the Operator as physical and/or commercial Operator for cause (Ownership Interest representing Operator and its Affiliates shall be non-voting in this instance, 90% vote of remaining Ownership Interest required);

(t) Change of classification of a General Partner to a Limited Partner, or of a Limited Partner to a General Partner or interest thereof;

(u) Posses, or in any manner deal with, any of the Partnership assets or dispose of the rights of the Partnership in such assets for other than Partnership purposes;

(v) Use the System for transportation of substances other than LPG; materially alter the nature and scope of the business of the Partnership or the ownership of the Facilities, or materially extend the Partnership into activities that are not reasonably related to the purposes of the Partnership as set forth in
     Section 5;

(w) Approve the acquisition of the Partnership by, the conversion of the Partnership to, or the merger or consolidation of the Partnership with or into, any other Person; or the investment or acquisition by the Partnership in or of all or substantially all of the assets of any other Person;

(x) Except as otherwise provided herein, do or permit or suffer to be done any act or thing whereby the Partnership may be wound up, liquidated or dissolved (whether voluntarily or compulsorily);

(y)  Appoint a liquidating trustee;

(z)  Dissolve the Partnership; or

(aa) Amend or restate this agreement.

     9.6  Voting of the Partnership Committee  -  Simple Majority

The operation and maintenance of the System shall be performed by the Operator pursuant to the Operating Agreement to be approved by the Partnership Committee. The Partnership Committee shall have authority to oversee the operations of Operator as provided in the Operating Agreement and, except as such authority may be limited under other terms of this Agreement, the Partnership Committee shall have full power and authority to manage the entire business and affairs of the System. Without limiting the generality of the foregoing, all matters not specifically listed in Section 9.5, or otherwise provided in this Agreement, shall be decided by a simple majority vote of the Member(s) representing greater than fifty percent (50%) of the Ownership Interest and a minimum of two General Partners. A limited list of specific examples of items requiring a simple majority vote include:

(a) Consider, revise, approve, and reject operating and capital budgets and AFE's recommended by the Operator as provided in the Amended and Restated Operating Agreement (except as otherwise provided for in 9.5(a));

(b) Appoint a new physical and/or commercial Operator in the event the physical and/or commercial Operator resigns or is removed;

(c) Authorize, or refuse to authorize, the Operator to settle claims brought against the Partnership recommended by the Operator in amounts greater than $100,000 but less than $5,000,000; or the filing of lawsuits the Operator proposes the Partnership bring against third parties, other than routine debt collection actions;

(d) Enter into any material contract or arrangement outside the ordinary course of business in amounts greater than $100,000 or less than $5,000,000;

(e) Authorize an independent audit of the Partnership, the cost of which shall be paid for by the Partnership.

It is understood and agreed that the list of items requiring a simple majority vote of the Partnership Committee as set forth above shall in no way be construed as a complete or exclusive listing of all items requiring a simple majority vote.

          9.7 Minutes. The Secretary of the Partnership Committee or other person designated by the Chairman shall be present at and record the minutes of all meetings and promptly provide each Member with copies thereof following each meeting. The original of the minutes as approved by each Member shall be maintained at the principal office of the Partnership.

          9.8 No Management by Individual Partners. All acts of management of the Partnership shall be taken by the Partnership Committee, acting pursuant to this Agreement, by agents duly authorized in writing by the Partnership Committee or by the Operator acting pursuant to the Amended and Restated Operating Agreement. No individual Partner or Member of the Partnership Committee shall act or purport to act as an agent of or otherwise on behalf of the Partnership unless, and then only to the extent, authorized in writing to do so by the Partnership Committee. Limited Partners shall not participate in the management or control of the business except as otherwise permitted by the Act.

          9.9 Change of Classification of Partnership Interest. No change in classification hereunder of any Ownership Interest of a General Partner to a classification of a Limited Partner, nor any change in classification of any Ownership Interest of a Limited Partner to a classification of a General Partner shall be effective hereunder unless such change in classification or designation shall have first been approved by a vote of the Members under Section 9.5 (t) above and such change complies with the requirements of the Act.

     10. Book Capital Accounts and Capital Contributions.

          10.1 Book Capital Accounts of the Partners. The Partnership shall maintain individual Book Capital Accounts for each Partner for financial accounting purposes. Each Partner's Book Capital Account shall include its initial capital contributions (a) increased by (i) any additional capital contributions made by such Partner and (ii) its Ownership Interest in Partnership income, and (b) decreased by (i) its Ownership Interest in Partnership losses, (ii) any distributions of Distributable Cash to such Partner and (iii) the agreed value of any distributions of property made to such Partner net of any liabilities assumed by such Partner or to which such property is subject.

          10.2 Capital Contributions. Each Partner agrees to contribute any amount of additional capital specified by the Partnership Committee to fulfill the purposes, as they may be amended, for which the Partnership is created. When, subject to the foregoing, the Partnership Committee shall determine additional capital funds are required from the Partners, it shall specify the amount to be contributed by each Partner, which amount shall be in proportion to the Ownership Interest of that Partner in the Partnership, but which shall also take into account relative amounts then in that Partner's Book Capital Account to the end that the additional amount to be paid, plus the existing balance in that Partner's Book Capital Account, shall result in a balance in exact proportion to that Partner's Ownership Interest in the Partnership. Prior to any call for capital contributions, the aggregate loss of any Partner's profits and losses shall be deducted from that Partner's Book Capital Account and the aggregate gain of any Partner's profits and losses shall be added to that Partner's Book Capital Account before the calculation is made to determine the amount of additional capital required from each Partner.

     11.  Distributions of Distributable Cash.

          11.1 Allocation. Any costs, profits and/or losses of the Partnership shall be shared among the Partners in accordance with their Ownership Interests at the time such costs, profits and/or losses are accrued. Exceptions may be necessary from time to time, such as for certain types of projects or events addressed in Section 6.2 above, and for other circumstances approved by the Partners.

          11.2 Distributions. Unless otherwise approved by a vote of the Partners under Section 9.5(i), the Operator shall distribute to the Partners Distributable Cash as follows: within thirty days after the end of each calendar month there shall be distributed in cash to the Partners allocated in accordance with their Ownership Interest all cash available for distribution, taking into account the cash account as of the end of the month and any cash activity from the end of the month to the date of distribution less the reasonable working capital needs to operate the System.

     12. Accounting. The books and records of the Partnership shall be maintained by the Operator and shall be open to inspection at all reasonable times to any Partner. Such books shall be maintained in accordance with GAAP utilizing the principles and practices generally employed in regulated oil pipeline accounting unless any regulatory agency with jurisdiction over the System or the Partnership shall rule otherwise. Unaudited financial statements for the Partnership shall be prepared and distributed to each Partner and to the Partnership Committee Members not less often than quarterly; however, income statements shall be provided monthly. Complete financial statements shall be prepared annually which may be audited and certified by independent certified public accountants selected by the Partnership Committee or may be jointly audited by the Partners. The Fiscal Year for the Partnership shall commence January 1 and end December 31 of each year, except that for the first year of operation, the Fiscal Year shall begin on the Amended Partnership Effective Date and end on December 31, 1999.

     13. Audit. Any Partner, at its sole expense, may audit the Partnership books of account by giving thirty (30) Business Days notice to the Partnership Committee, the Operator and all other Partners, but the Partnership Committee may decline to permit more than one (1) such audit to be conducted in any six-month period. Such audit shall be at the reasonable convenience of the Partner, the Operator and the Partnership Committee, shall be open for participation by all Partners and shall be restricted to books of account for the preceding two
(2) Fiscal Years. All audit exceptions shall be resolved in a timely manner. Any audit exception not resolved within ninety (90) days after the release of the audit report will become an agenda item at the next Partnership Committee meeting and shall be resolved at that time. Amounts owed as determined by an audit shall be paid with interest accruing from the date determined by the audit at the prime rate quoted in the Wall Street Journal plus two percent, such rate adjusted as necessary for changes in the prime rate during the effective period. Should the Partnership Committee fail or be unable to resolve any such audit disputes, the matter shall be shall be resolved in accordance with the alternative dispute resolution procedures set forth in Section 20 hereinafter.

     14. Limitation on Partner's Liabilities Regarding Partnership Contracts. Unless approved by the Partnership Committee, the Partnership or its authorized agents or representatives shall not enter into any contract, lease, sublease, note, deed of trust or other obligation unless there is contained therein an appropriate provision limiting the claims of all parties to such instruments and other beneficiaries thereunder to the assets of the Partnership and expressly waiving any rights of such parties and other beneficiaries to proceed against the Partners individually.

     15.  Cross Indemnification.

          15.1 Indemnity. Each Partner (in each case the "Indemnifying Partner") shall indemnify and hold all other Partners and, in the case of Sections 15.1 and 15.2 hereof, the Partnership, harmless from:

          (a) Any losses or claims resulting from any act or omission of such Indemnifying Partner in breach of this Agreement;

          (b) Any claim by any third party arising out of the intentional, willful, or grossly negligent act of such Indemnifying Partner related directly or indirectly to the Partnership; and

          (c) Any judgment against any other Partner arising solely because of the Indemnifying Partner's liability for Partnership debts under the laws of the State of Texas (and not because of any other act of the Partner seeking indemnity), to the extent that the Partner claiming indemnity has borne greater than its proportionate share of the judgment actually paid.

          15.2 Reimbursement. Except as otherwise specifically provided in this Agreement, all expense, loss, damage, liability or claims (together with all costs incurred in connection therewith) shall be borne, shared and paid by the Partners hereto on the basis of their respective Ownership Interests. In the event any Partner is required for any reason, other than as specified in this Agreement, to pay a disproportionate share of any obligations of the Partnership, all other Partners who have not paid their proportionate share agree to reimburse that Partner to the extent necessary to place the resulting loss of each Partner into direct proportion to its Ownership Interest. The provisions of this Article 15 shall survive termination of this Agreement and of the Partnership.

          15.3 Sharing of Uncovered Losses. Should the Partnership incur losses which are either greater than the amount of, or not covered by any insurance coverage carried by the Partnership, and which are the obligation of the Partnership and not that of individual Partners, the Partners agree to share such losses in proportion to their Ownership Interests; provided, however, nothing herein shall be construed as a waiver of the limitation of liability to third parties afforded limited partners under the Act.

     16. Tax Provisions.

          16.1 Status of Partnership. The Partners intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, the Partnership will be treated as a Partnership for federal, state, and local income tax purposes, and each Partner agrees not to elect to be excluded from the application of all or any part of Subchapter K of the Code or any corresponding provisions of state or local law.

          16.2 Tax Returns, Proceedings and Elections. Tax returns, proceedings and elections shall be governed by the provisions of Exhibit E attached. The provisions of Exhibit E may be amended from time to time by vote of the Partnership Committee as provided in Section 9.7 (e).

          16.3 Tax Definitions.

          16.3(a) "Adjusted Federal Income Tax Capital Account Deficit" (Adjusted FIT Capital Account Deficit) means, with respect to any Partner, the deficit balance in such Partner's FIT Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i) Credit to such FIT Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) or 1.704-2(i)(5); and

          (ii) Debit to such FIT Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-
1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted FIT Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          16.3(b) "Code" means the Internal Revenue Code of 1986, as amended.

          16.3(c) "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes, as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g), at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

          16.3(d) "Federal Income Tax Capital Account" (FIT Capital Account) means, with respect to any and each Partner, the FIT Capital Account maintained for such Person in accordance with Regulation Section 1.704-l(b)(2)(iv) and the following provisions:

          (i) To each Partner's FIT Capital Account there shall be credited such Partner's FIT Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 16.4(b) or Section 16.4(c) hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership Property distributed to such Partner; and

          (ii) To each Partner's FIT Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 16.4(b) or Section 16.4(c) hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

          (iii) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) hereof, there shall be taken into account Code
Section 752(c) and any other applicable provisions of the Code and Regulations.

          16.3(e) "Federal Income Tax Capital Contribution" (FIT Capital Contribution) means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed as capital and not as a project loan to the Partnership by such Partner pursuant to this Agreement. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note shall not be included in the FIT Capital Account of any Partner until the Partnership makes a taxable distribution of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

          16.3(f) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the contributing Partner and the Partnership Committee;

          (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partnership Committee, and in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g), as of the following times: (a) the acquisition of an additional Ownership Interest by any new or existing Partner in exchange for more than a de minimis FIT Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an Ownership Interest; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

          (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

          (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining FIT Capital Accounts pursuant to Regulations Section 1.704l(b)(2)(iv)(m) and 16.4(b)(viii) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Partnership Committee determines that an adjustment to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

          16.3(g) "Guaranteed Payment" means a payment by the Partnership to a Partner as provided under Regulations Section 1.707-1(c). Such payment is to be determined without regard to the income of the Partnership and is considered as made to a Partner who is not acting in its capacity as a Partner.

          16.3(h) "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions for a Partnership Fiscal Year is determined in accordance with Regulations Section 1.704-2(c) and equals the net increase in Partnership Minimum Gain during the year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain; provided that increases in Partnership Minimum Gain resulting from conversions, refinancing, or other changes to a debt instrument described in Regulations Section 1.704-2(g)(3) shall not generate Nonrecourse Deductions.

          16.3(i) "Nonrecourse Liabilities" has the meaning set forth in Regulations Section 1.752-1(a)(2) or 1.704-2(b)(3).

          16.3(j) "Partner Nonrecourse Debt" or "Partner Nonrecourse Liability" as set forth in Regulations Section 1.704-2(b)(4), means any Partnership liability to the extent that the liability is nonrecourse for purposes of Regulations Section 1.1001-2, and a Partner (or related person within the meaning of Regulations Section 1.752-4(b)) bears the economic risk of loss within the meaning of Regulations Section 1.754-2.

          16.3(k) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(2) and 1.704-2(i)(3).

          16.3(l)  "Partner Nonrecourse Deductions", as set forth in Regulations
Section 1.704-2(i)(2) and 1.704-2(i)(3), means for any Partnership taxable year, the net increase during the year in Partner Nonrecourse Debt Minimum Gain, reduced (but not below zero) by proceeds of the liability distributed during the year to the Partner bearing the economic risk of loss for the liability that is both attributable to the liability and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain.

          16.3(m) "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

          16.3(n) "Profits and Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (i) Any income described in Code Section 705(a)(1)(B) of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

          (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          (iii) In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, the amount of such adjustments shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

          (iv) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value.

          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and

          (vi) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 16.4(b) or Section 16.4(c) shall not be taken into account in computing Profits or Losses.

          16.3(o) "Regulations" means the Income Tax Regulations promulgated under the Code as amended from time to time, including the corresponding provisions of any succeeding regulations.

          16.3(p) "Tax Matters Partner" means the Partner so designated pursuant to Exhibit E hereof.

          16.4 Tax Allocations.

          16.4(a)  Allocation of Profits and Losses.

          (i) Allocation of Profits. After first giving effect to the Regulatory Allocations set forth in Section 16.4(b), and the Special Allocations in Section 16.4(c), Profits for each Fiscal Year of the Partnership shall be allocated to the Partners in proportion to their respective Ownership Interests as reflected in Exhibit A.

          (ii) Allocation of Losses. After first giving effect to the Regulatory Allocations set forth in Section 16.4(b), and the Special Allocations in Section 16.4(c), Losses for each Fiscal Year of the Partnership shall be allocated to the Partners in proportion to their respective Ownership Interests as reflected in Exhibit A.

          16.4(b) Regulatory Allocations. The following Regulatory allocations shall be made for the purpose of complying with Code Section 704(b) and the Regulations thereunder in the following order:

          (i) Minimum Gain Charge Back. Except as otherwise provided in Regulations Section 1.704-2(f), and notwithstanding any other provision of this
Article 16, if there is a net decrease in Partnership Minimum Gain during any Partnership Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary subsequent years) equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g); provided that a Partner shall not be subject to this Section 16.4(b)(i) to the extent that an exception is provided by Regulations Sections 1.704-2(f)(2), (3) and (4), and any Revenue Rulings issued pursuant to those Regulations. Any Partnership Minimum Gain allocated pursuant to this Section 16.4(b)(i) shall consist of first, gains recognized from the disposition of Partnership Property subject to one or more Partnership Nonrecourse Liabilities, and second, if necessary, a pro rata portion of the Partnership's other items of income or gain for that year. This Section 16.4(b)(i) is intended to comply with the minimum gain charge back requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith The FIT Capital Accounts of the Partners may be restated pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) in connection with a termination of the Partnership under Code Section 708(b)(1)(B).

          (ii) Partner Nonrecourse Debt Minimum Gain Charge Back. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding any other provision of this Article 16 except Section 16.4(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any

Partnership Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i). A Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5); provided that a Partner shall not be subject to this Section 16.4(b)(ii) to the extent that an exception is provided by Regulations Section 1.704-2(i)(4) and any Revenue Rulings issued thereunder. Any Partner Nonrecourse Debt Minimum Gain allocated pursuant to this Section 16.4(b)(ii) shall consist of first, gains recognized from the disposition of Partnership Property subject to the Partner Nonrecourse Debt, and second, if necessary, a pro rata portion of the Partnership's other items of income or gain for that year. This Section 16.4(b)(ii) is intended to comply with the minimum gain charge back requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-
1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted FIT Capital Account Deficit of such Partner created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this Section 16.4(b)(iii) shall be made if and only to the extent that such Partner would have an Adjusted FIT Capital Account Deficit after all other allocations provided for in this Article 16 have been tentatively made as if this Section 16.4(b)(iii) were not in the Agreement.

          (iv) Gross Income Allocation. In the event any Partner has a deficit FIT Capital Account at the end of any Partnership Fiscal Year that is in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to the terms of this Agreement or otherwise, and (B) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 16.4(b)(iv) shall be made if, and only to the extent that, such Partner would have a deficit FIT Capital Account in excess of such sum after all other allocations provided for in this Article 16 have been tentatively made as if
Section 16.4(b)(iii) and this Section 16.4(b)(iv) were not in the Agreement.

          (v) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Partners in proportion to their respective Ownership Interests.

          (vi) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(h).

          (vii) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership Property pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining FIT Capital Accounts, the amount of such adjustment to the FIT Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their FIT Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

          16.4(c)  Special Allocations.

          (i) Allocation of Inherent Gain. If during the term of the Partnership, the FIT Capital Accounts of the Partners are not restated pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), then except as required by the Regulatory Allocations, gain on disposition of the Partnership's assets as of the date of this Agreement and their adjusted tax basis as of such date shall be allocated to the Partners in proportion to their Ownership Interests.

          (ii) Curative  and Remedial Allocations.  The allocations set forth in
Section 16.4(b)(i) to Section 16.4(b)(vi) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Section 1.704-1(b). It is the intent of the Partners that to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, and deduction pursuant to this Section 16.4(c)(ii). Therefore, notwithstanding any other provision of this Article 16 (other than the Regulatory Allocations), the Partners hereby authorize offsetting special allocations of income, gain, loss, or deductions either through curative or remedial allocations, as appropriate, so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations had not occurred.

          (iii) Deduction or Loss Attributable to FIT Capital Contributions. Except as required by the Regulatory Allocations, all items of deduction or loss attributable to a Partner's FIT Capital Contribution to the Partnership shall be allocated to the contributing Partner in accordance with the Partner's Ownership Interest.

          16.4(d)  Other Allocation Rules.

          (i) Upon liquidation of the Partnership (or any Partner's Ownership Interest) liquidating distributions shall be made in all cases in accordance with the positive FIT Capital Account balances of the Partners, as determined after taking into account all capital account adjustments for the Partnership taxable year during which the liquidation occurs, consistent with the rules set forth in Regulations Section 1.704-l(b)(2).

          (ii) The provisions of this Article 16 are intended to comply with Code Section 704 and the Regulations thereunder.

          (iii) For purposes of determining the profits, losses, or any other items allocable to any period, profits, losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partnership Committee using any permissible methods under Code Section 706 and the Regulations thereunder.

          (iv) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share profits or losses, as the case may be, for the year.

          (v) If any Ownership Interest is sold, assigned or transferred during any accounting period, Profits, Losses, each item thereof and all other items attributable to the transferred Ownership Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code
Section 706(d), using any conventions permitted by law and selected by the Partnership Committee. All distributions on or before the date of such transfer shall be made to the transferor and all distributions thereafter shall be made to the transferee.

          (vi) For purposes of Regulations Section 1.752-3(1)(3), the Partners agree that nonrecourse liabilities of the Partnership in excess of the sum of
(A) the amount of Partnership Minimum Gain, and (B) the total amount of built-in gain (as described in Regulations Section 1.752-3(a)(2)), shall be allocated among the Partners in accordance with their respective ownership Interests.

          (vii) Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) including, but not limited to, special allocations to a contributing Partner that are required under Code
Section 704(c) to be made upon distribution of such property to any of the non-contributing Partners. In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Partnership Committee in any manner that reasonably reflects the purpose and intention of the Agreement; provided, however, the Partnership shall select the remedial method of allocation provided under Section 1.704-3(d) of the Regulations. Allocations pursuant to this Section 16.4(d)(vii) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Partner's Book Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this

Agreement. It is also the intent of the Partners that the foregoing special allocation provided in this Section 16.4(d)(vii) shall be prospective and shall not affect allocations on assets contributed prior to the adoption of the amendment to this Section 16.4(d)(vii). For purposes of applying the remedial method under Regulations Section 1.704-3(d), the amount by which book basis exceeds tax basis for the MAPL Gathering System will be recovered over 15 years using a recovery method of 150% declining balance switching to straight line.

     17. Insurance. Except as otherwise agreed by all of the Partners, each Partner shall maintain its own insurance against its portion of the risks attendant to its interest in the Partnership. Each Partner shall maintain, at such Partner's expense, at all times during the term of this Agreement the insurance coverage set forth below with companies satisfactory to the Partnership Committee with full policy limits applying, but not less than, as stated.

          (a) Minimum Coverage. The minimum insurance coverage shall be as follows:

               (i) General Liability coverage with minimum limits of $1,000,000 bodily injury and property damage each occurrence and in the aggregate to include broad form property damage coverage;

               (ii) Umbrella or Excess Liability coverage with per occurrence limits of at least $5,000,000; and

               (iii) Property loss coverage in an amount equal to a percentage of the replacement value of the Facilities equal to such Partner's Membership Interest.

Each Partner may self-insure as to the risks that would otherwise be covered by the above types of coverage, but shall be obligated in the event of a loss to pay and contribute to the Partnership amounts that would have been payable under industry standard form policies for such coverages up to the amounts set forth above, with respect to each Partner's proportionate share of such loss; provided, however, no Partner shall be obligated to pay insurance proceeds or pay to the Partnership any amounts as to property losses within the scope of this section unless and until the Partnership Committee approves the rebuilding or repair of the effected portions of the Facilities.

     18.  Disposition of Ownership Interests.

          18.1 Dispositions. Any Partner may Dispose of its Ownership Interest without the consent of the other Partners. The Partner wishing to make a Disposition (herein the "Transferring Partner"), shall give written notice (the "Disposition Notice") to each other Partners hereto (the "Remaining Partners") not less than forty-five (45) days prior to the effective date of such Disposition, stating the interest to be sold and identifying the proposed transferee (herein the "Proposed Transferee").

          (a) At the time such written notice is given to each Remaining Partner of a proposed Disposition, the Transferring Partner shall include with such notice information sufficient to demonstrate to the Remaining Partners that the Proposed Transferee has adequate financial capability to fulfill the obligations of a Partner hereunder as set forth in Exhibit D, which such Proposed Transferee will assume in the event of such transfer. The period of evaluation of the Proposed Transferee shall run for thirty (30) days. Within thirty (30) days of the notice of proposed sale, each Remaining Partner shall deliver to the Transferring Partner its reasonable and good faith opinion as to whether the adequate financial capability of the Proposed Transferee has been demonstrated. If any Remaining Partner fails to deliver such an opinion within the required thirty
(30) day period, it shall be deemed that such Remaining Partner has determined that the adequate financial capability of the Proposed Transferee has been demonstrated. During such thirty (30) day consideration period, any Remaining Partner may request of the Transferring Partner, and the Transferring Partner shall provide, such supplemental information concerning the Proposed Transferee as may be reasonably necessary for the requesting Remaining Partner to make such evaluation.

     (c) If the transfer of the offered Ownership Interest to the Proposed Transferee is to be completed and if the Remaining Partners agree, or are deemed to have agreed that the Proposed Transferee meets the required financial capability requirement, the Transferring Partner shall have the right to transfer to the Proposed Transferee the Ownership Interest in the Partnership specified in the notice referred to above and upon such transfer shall, subject to this Article 18, be relieved of all its obligations and liabilities under this Agreement arising after (but not before) the effective date of such transfer. If a Partner or Partners having an aggregate Ownership Interest in excess of fifteen percent (15%) give notice under the terms of Section 18.1(a) that the Proposed Transferee does not meet the requirements of Section 18.1(a), the Transferring Partner may transfer its Ownership Interest to the Proposed Transferee but such Transferring Partner shall be liable for all of the obligations and liabilities of its Proposed Transferee under this Agreement, as hereafter amended (including any liabilities for breach of this Agreement). Any dispute regarding the creditworthiness of a Proposed Transferee which the Transferring Partner and Remaining Partners are unable to resolve to the satisfaction of all Partners within ten (10) days following expiration of the thirty (30) day period referenced in Section 18.1(a), shall, at the written request of any Partner, be submitted to the alternative dispute resolution procedures set forth in Section 20 for final resolution. If resolved in favor of the Transferring Partner, such transfer may be completed subject to provisions of this Section 18. If resolved in favor of the Remaining Partners, such transfer may be completed subject to provisions of this Section 18 and the retention of financial responsibility by the Transferring Partner; provided, however, the Transferring Partner shall be released from such liability at such time as the Proposed Transferee demonstrates to the Partnership Committee that it has adequate financial capability to fulfill the obligations of a Partner and only to the extent that such obligations and liabilities:

     (1) arise out of, or are connected with, the Ownership Interest transferred to such transferee by the Transferring Partner, and

     (2) arise under this Agreement as it exists on the date of any such transfer and as it may thereafter be amended or supplemented, but such amendments or supplements shall not in any material way increase or adversely affect any of the obligations or liabilities hereunder of such Transferring Partner as they exist on the date of such transfer or extend the term of this Agreement past December 31, 2049. Any Transferring Partner who retains liability hereunder shall be given copies of all notices (simultaneously with its Proposed Transferee) concerning any obligations due and owing hereunder from its Proposed Transferee. As a condition precedent to any person becoming a Partner, such Proposed Transferee shall expressly assume the obligations of this Agreement by executing and delivering one (or, at the request of the Partnership, more) counterpart of this Agreement to each Partner and shall execute such other documents as the other Partnership Committee may reasonably request relating to assumption of the Transferring Partner's obligations and liabilities concerning the Partnership.

     18.2 General Conditions of Transfers. Every transfer, assignment or other disposition of all or any part of a Partner's Ownership Interest under any provision of this Agreement shall be conditioned upon its being effective only when (i) the party receiving that Ownership Interest agrees in writing to be bound by this Agreement and to assume all obligations, liabilities and duties with respect to that Ownership Interest to which the prior holder was bound, mutatis mutandis, and that the transfer, assignment or other disposition shall not cause or create any right on the part of any Person to cause a winding up or dissolution of the Partnership that is inconsistent with the provisions of this Agreement or cause the termination of the Partnership for federal income tax purposes and (ii) a true copy of the document or instrument evidencing the transfer of all or any part of such Partner's Ownership Interest, certified as such by a duly authorized representative of the transferring Partner, is furnished to the Operator (a copy of which will be furnished to each Partner upon written request).

     18.3 Limitation on Dispositions to Avoid Termination. Notwithstanding anything in this Agreement to the contrary, a Partner shall not have the right to effect a Disposition of its Ownership Interest, or any portion thereof, to any Person or entity, if such Disposition when aggregated with the total of all other Dispositions of Ownership Interests within the preceding twelve (12) months results in the Partnership being considered to have terminated within the meaning of Section 708(b)(1)(B) of the Code. Any Partner transferring all or any portion of its Ownership Interest shall promptly notify the Tax Matters Partner of such transfer.

     18.4 Relative Liabilities of Old and New Partners. Partners shall be liable as to other Partners for Partnership debts and obligations in proportion to their relative Ownership Interests in the Partnership.

     18.5 Withdrawal of Partner When Unprofitable. If at any time during the term of the Partnership any Partner deems the Partnership to be unprofitable such that the Partner no longer desires to continue its participation in the Partnership, in addition to any other rights that such Partner may have as provided herein, such Partner shall have the right to request in writing that the Operator submit to a vote by the Partnership Committee as to whether the Partnership should be continued or wound up in accordance with the provisions of
Section 20 hereinafter. Within sixty (60) days of its receipt of such a request by a Partner, the Operator shall submit these issues to the Partnership for consideration. If after submitting the matter to a vote of the Partners, any Partner or Partners owning a combined Ownership Interest of at least eleven percent (11%) elect to continue the Partnership, (i) the Partner requesting such vote shall relinquish its Ownership Interest in the Partnership to the other Partner or Partners that voted to continue the Partnership (the "Affirmative Voting Partners") and thereafter be relieved of any future Partnership liabilities and (ii) the other Partner(s) that voted not to continue the Partnership shall have the right, but not the obligation, to relinquish its or their Ownership Interest in the Partnership to the Affirmative Voting Partners and thereafter, upon relinquishing such interest, shall be relieved of any future Partnership liabilities. The Ownership Interest being relinquished by a Partner shall be proportionately allocated among the Affirmative Voting Partners based on the percentage by which each such Continuing Partner's Ownership Interest bears to the total Ownership Interest owned by all Affirmative Voting Partners. Any such transfer of a Partner's interest in the Partnership SHALL NOT relieve or release such assigning Partner from any of the Partnership's obligations and/or liabilities arising out of events that occurred prior to such assignment, including, but not limited to, environmental and existing financial liabilities and/or obligations.

     18.6 Disposition of Ownership Interest to Another Partner. In the circumstance where the Ownership Interest of one General Partner and its Affiliates is acquired all or in part by another General Partner and its Affiliates, the requirements for an affirmative vote of two General Partners as set forth in Section 6.2 (a), Section 9.5, and Section 9.6, has the effect that such votes may require unanimous consent. Any Partner and/or its Affiliates shall be limited to a single General Partner vote. To remedy this situation, the Partners may agree to restate those sections of the Partnership Agreement on voting matters, and such restatement shall require mutual consent of all remaining partners.

     19.  Default by Partners.

     19.1 Failure to Make Contributions. Capital contributions not made when due shall bear interest at the lower of (i) two percent (2%) above the prime rate of interest as quoted in The Wall Street Journal at the time the contribution was due, or (ii) the maximum legal rate of interest. While any Partner is in material default hereunder in any of its obligations to make capital contributions, such Partner shall have:

     (a) No right to vote as a Partner and its Member on the Partnership Committee shall have no right to vote (and the requirements for passage or approval of items and for quorums shall be modified as necessary),

     (b) No right to receive any portion of any distributions made by the Partnership, and

     (c) A continuing duty to pay its share of all future capital contributions called for by the Partnership pursuant to this Agreement.

     19.2 Expulsion of Partners. In the event any Partner commits a material default of its obligations under this Agreement and fails to commence reasonable steps to remedy the default within sixty (60) days after its receipt of written notice specifying in reasonable detail the default and the reasonable actions that must be taken to cure such default, which notice shall be prepared and sent at the direction of the Partnership Committee, (which, for all determinations under this Article 18, shall exclude the Ownership Interest of the Partner in default) or becomes bankrupt or otherwise enters into a proceeding for general relief from its creditors, the Partners not in default may, in addition to any other remedy they may have by law or in equity, by vote of the Partnership Committee as provided in Section 9.5(h), expel the defaulting Partner effective as of any future date they specify.

     19.3 Treatment of Book Capital Account of Expelled Partner. Any Partner so expelled shall, within a reasonable period determined by the Partnership which may include installment payments over five (5) years after the date the expulsion becomes effective, be paid the positive balance, if any, in its Book Capital Account after: (a) closing out its profits and losses (as determined under GAAP) for Book Capital Account purposes; and (b) further subtracting from its Book Capital Account the expelled Partner's or its Affiliate's share of any then existing liabilities of the Partnership, whether or not then due and owing, and any actual damages suffered by the Partnership and other Partners by reason of the default. If the balance in the expelled Partner's Book Capital Account is positive after the closing out of its profits and losses and the subtraction of its (or its Affiliate's) share of then due and owing liabilities of the Partnership, as well as the payment of any damages (which subtracted items are herein referred to as "Current Liabilities"), but such balance is less than the total of such former Partner's (or its Affiliate's) share of any other potential existing Partnership liabilities which are not then due and owing (herein "Non-Current Liabilities"), the Partnership shall retain such part of the expelled Partner's Book Capital Account as is equal to the amount of the expelled Partner's share of such Non-Current Liabilities, until all such liabilities are paid in full. Such retained moneys may be invested and reinvested as the Partnership deems appropriate and shall constitute a security interest in the possession of the Partnership to secure the payment of such Non-Current Liabilities of the expelled Partner, and such expelled Partner agrees that such security interest in its Book Capital Account shall pass to the Partnership and the Partnership shall take possession thereof for the purpose of obtaining perfection of such security interest on the earlier of the date of its expulsion or the date the expelled Partner enters voluntary bankruptcy proceedings of any type or becomes bankrupt. The Partnership shall apply all amounts retained from the expelled Partner's Book Capital Account (including any interest earned thereon) to the payment of such Non-Current Liabilities to the extent that such payments would have constituted a proper charge against the Book Capital Account of such expelled Partner had it not been expelled. At the time that all Non-Current Liabilities of the Partner shall have been paid in full, the Partnership shall refund to the expelled Partner any funds remaining on deposit with the Partnership from such Partner's Book Capital Account.

     19.4 Other Obligations of Expelled Partner. From the date of its expulsion, the expelled Partner shall have no Ownership Interest in the Partnership and shall not share in its profits and losses. Such expelled Partner shall, however, be and remain directly liable for payment of (in addition to and after application of any moneys retained by the Partnership from its Book Capital Account) its Partnership share of any Current Liabilities and Non-Current Liabilities that existed as of the date of such Partner's expulsion until such liabilities are paid in full, and shall remain fully responsible for any obligations it may have incurred pursuant to Article 16.

     20. Dissolution and Winding Up of the Partnership.

     20.1 Dissolution. The dissolution of the Partnership shall be caused only by the following events:

     (a) The written consent of all Partners to dissolve the Partnership or to dissolve the Partnership under this First Amended and Restated Limited Partnership Agreement for West Texas LPG Pipeline Limited Partnership and reinstate the Partnership under the Original Partnership Agreement.

     (b) The withdrawal (other than pursuant to a sale or other disposition by a Partner of its Ownership Interest as authorized herein), expulsion, dissolution or bankruptcy of any Partner or bankruptcy of the Partnership.

     (c) The sale by the Partnership of all or substantially all of its assets.

     (d) By any event which makes it unlawful for the business of the Partnership to be carried on or for the Partners to carry it on in partnership.

     (e) By expiration of the Partnership term as provided in Article 4.

     (f) By court decree of dissolution as provided by the Act.

     Each Partner covenants and agrees that it will not cause a dissolution of the Partnership, directly or indirectly by (i) bankruptcy, (ii) being expelled pursuant to Section 19.2 of this Agreement, (iii) withdrawal from the Partnership, (iv) in the case of a partnership or a corporation, the taking of any voluntary action or inaction to dissolve itself, or (v) breaching any other material provision of this Agreement. It is understood that should any Partner or Partners dissolve the Partnership in contravention of this provision, that Partner or Partners shall be liable to the other Partners for damages for wrongful dissolution.

     For the purposes of this Section 20.1, a bankruptcy occurs whenever (a) an entity makes an assignment for the benefit of all or substantially all of its creditors or applies for the appointment of a trustee, liquidator or receiver of any substantial part of its assets, or commences any proceeding relating to itself under any bankruptcy, reorganization or similar laws (including the Federal Bankruptcy Code of 1978, Title 11 of the United States Code and any state insolvency act), or any such application is filed or proceeding is commenced against such entity and such entity indicates its consent thereto; or
(b) an order, judgment or decree is entered by any court of competent jurisdiction, appointing a trustee, liquidator or receiver for an entity or for all or a substantial part of such entity's assets and such order, judgment or decree shall continue unstayed and in effect for any period of one hundred eighty (180) consecutive days.

     20.2 Continuance of Business After Dissolution. In the event the Partnership is ever dissolved as a result of the withdrawal, bankruptcy, dissolution, legal incompetency, expulsion or a default or other act in contravention of this Agreement by one or more (but less than all) of the Partners (hereinafter referred to as the "Dissolving Partner" or "Dissolving Partners"), then the remaining Partner or Partners agree to continue the business of the Partnership and to form a new Partnership under the terms of this Agreement for the purpose of continuing the business. The resulting new Partnership will be owned by all Partners other than any Dissolving Partner in the same relative proportion as their previous Ownership Interests. However, such Partners other than any Dissolving Partner may, by unanimous agreement, accept a new Partner or Partners to take the place of the Dissolving Partner or Dissolving Partners.

     20.3 Liquidation of the Partnership. Upon the dissolution of the Partnership under circumstances in which the business is not continued as provided in Section 20.2, no further business shall be conducted by the Partnership, except for the taking of such action as shall be necessary for the winding up of its business and affairs, the liquidation of its assets and/or the distribution of its assets to the Partners. Unless otherwise decided by the Partnership Committee, the Operator shall be the liquidating trustee for the Partnership. The winding up and liquidation of the Partnership shall consist of the sale of the properties of the Partnership, at the conclusion of which the Partnership shall terminate.

     20.4 Winding Up of the Partnership. Upon the dissolution of the Partnership, the proceeds from the liquidation of the assets of the Partnership and collection of the receivables of the Partnership together with assets distributed in kind, to the extent sufficient, shall be applied and distributed in the following order of priority:

     (a) To the payment and discharge of all of the Partnership's debts and liabilities (other than any loans or advances that may have been made by any of the Partners to the Partnership) and the expenses of liquidation ;

     (b) To the creation of any reserves that the liquidating trustee deems necessary for any contingent or unforeseen liabilities or obligations, debts or liabilities of the Partnership not yet payable;

     (c) To the payment and discharge of all of the Partnership's debts and liabilities owing to Partners, but if the amount available for payment is insufficient, then pro rata in accordance with the amounts of these debts and liabilities; and

     (d) To the Partners with positive F.I.T. Capital Accounts in accordance with the ratio of their F.I.T. Capital Accounts.

     20.5 No Liability for Return of Capital. No Partner shall be personally liable for the return of all or any part of the contributions of any other Partner to the Partnership. Any such return shall be made solely from the property of the partnership.

     21.  Alternative Dispute Resolution Procedures

     21.1 Covered Disputes. Any claims, actions, or disputes arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity ("Dispute") will be resolved in accordance with the procedures specified in this Section, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action, the Parties will continue to participate in good faith in the procedures specified in this Article.

     21.2 Initiation of Procedures. Any Party wishing to initiate the dispute resolution procedures set forth in this Article with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party ("Dispute Notice"). The Dispute Notice will include
(i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive in the negotiations under the next Section.

     21.3 Negotiation Between Executives. If any Party has given a Dispute Notice under the preceding Section, the Parties will attempt in good faith to resolve the Dispute within thirty (30) days of the notice by negotiations between executives who have authority to settle the Dispute and who are at a higher level of management than the Members. Within ten (10) days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. Within twenty (20) days after delivery of the Dispute Notice, the executives of the Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

     21.4 Mediation. If the Dispute has not been resolved by negotiation under the preceding Section within thirty (30) days of the Dispute Notice, and only in such event, a Party may initiate the mediation procedure of this Section by giving written notice to the other Party ("Mediation Notice"). The Parties will endeavor to settle the Dispute by mediation within sixty (60) days of the Mediation Notice under the then current Center for Public Resources ("CPR") Model Mediation Procedure for Business Disputes. If the Parties have not agreed upon a mediator within seven (7) days after the Mediation Notice, any Party may request CPR assistance in the selection of a mediator under its guidelines. The mediator will establish rules for an expedited discovery procedure and will resolve all disputes with regard to discovery between the Parties. If the mediator has not already done so during the mediation process, at least seven
(7) days before the end of the sixty (60) day mediation period, the mediator will provide to each Party a written summary of the mediator's conclusions regarding the outcome of the Dispute.

     21.5 Arbitration. If the Dispute has not been resolved by mediation under
Section 21.4 above within the required sixty (60) Day period or if any Party to a Dispute fails and/or refuses to participate in such mediation procedures, any Party may initiate arbitration to resolve the matter by submitting a written notice (the "Arbitration Notice") to the other Party or Parties. Any arbitration hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. (S) 1 et seq., as amended, to the exclusion of any other arbitration acts, statutes, or rules of any other jurisdiction, state or federal.

     21.6 Arbitration Procedure. Any arbitration hereunder shall be conducted in accordance with the then current CPR Rules for Non-Administered Arbitration, except to the extent terms expressly set forth in this Article are in conflict with or supplement such Rules, by three independent and impartial arbitrators, of whom each Party to a Dispute shall appoint one, and the two so appointed by the Parties shall appoint the third arbitrator. The Arbitration Notice shall name the noticing Party's arbitrator, and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request CPR to select the third arbitrator. Should either Party fail and/or refuse to name its arbitrator within the required fifteen (15) Day period, the other Party shall be entitled to request CPR to select the arbitrator for such Party. All arbitrators shall be qualified by education or experience within the natural gas liquids portion of the energy industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer, or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three Years; or an owner of any of the common stock of either Party, or its Affiliates.

          21.7 Arbitration Hearing. The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings, including, without limitation, rules concerning discovery. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitration panel shall only have authority to award compensatory damages alone and shall not have the authority to award incidental, consequential, special, punitive or exemplary damages. In addition, if an issue under consideration is limited to a determination of an amount of money owed by one Party to the other, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the Dispute. The arbitration panel shall be charged to select from the two proposals the one which the panel finds to be the most reasonable and consistent with the terms and conditions of this Agreement, and the arbitration panel shall not average the Parties' proposals or otherwise craft its own remedy. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be kept confidential and shall not be disclosed to any third party by either Party hereto.

          21.8 Arbitration Decision and Costs. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such Disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party.

          21.9 Enforcement of Award. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any contested court proceeding brought to enforce or collect any award of judgment rendered by the arbitrators.

          21.10 Tolling and Performance. Except as otherwise provided in this
Article 20, all applicable statutes of limitation and defenses based upon the passage of time and all contractual limitation periods specified in this Agreement, if any, will be tolled while the procedures specified in this Article 20 are pending. The Parties will take all actions to effectuate the tolling of any applicable statute of limitation or contractual limitation periods. All deadlines specified herein may be extended by mutual written agreement of the Parties or, if an Arbitration Notice has been sent regarding the Dispute, by written order of a majority of the arbitrators. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances. Notwithstanding the foregoing, the statute of limitations of the State of Texas applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by the preceding Sections of this Article.

     22. Further Assurance. Each of the Partners agrees to execute and deliver all such other additional instruments and documents and to do such other acts and things as may be necessary more fully to effectuate this Agreement and the Partnership created hereby and to carry on the business of the Partnership in accordance with this Agreement.

     23. Waiver. No waiver by any Partner of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Partners from, performance of any other provision, condition or requirement herein; nor be deemed to be a waiver of, or in any manner release the other Partners from future performance of the same provision, condition, or requirement; nor shall any delay or omission of any Partner to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

     24. Independent Conduct. Each of the Partners and their respective Affiliates reserve and retain the right to engage in all businesses and activities of any kind whatsoever (regardless of whether the same may be in competition with the business and activities of the Partnership), and to acquire and own all assets however acquired and wherever situated, and to receive compensation or profit therefrom, for their own respective accounts and without in any manner being obligated to disclose such business and activities or assets or compensation or profit to the other Partners or to the Partnership.

     25. Applicable Law. THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH the LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAW.

     26. Subject to Applicable Law. This Agreement and the obligations of the Partners hereunder are subject to all applicable laws, rules, court decisions, orders and regulations of governmental authorities having jurisdiction.

     27. Validity. Should any portion of this Agreement be declared invalid and unenforceable and such declaration of invalidity or unenforceability have a material and substantial negative impact on the rights, duties or obligations of any Partner, then the Partners shall meet to determine if such negative impact can be eliminated or mitigated. If such negative impact can not be eliminated or mitigated to the satisfaction of the Partner affected thereby, that Partner shall have the right to terminate this Agreement; provided, however, if any Partner disputes the terminating Partner's right to terminate this Agreement pursuant to this Section 26, the issue of the terminating Partner's right to do so shall be subject to the alternative dispute resolution procedures set forth in Section 21.

     28. Headings. The headings and titles contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     29. Binding Effect. This Agreement and the covenants, obligations, undertakings, rights and benefits shall be binding on and inure to the benefit of the respective successors and permitted assigns of the Partners, except to the extent of any contrary provision in this Agreement.

     30. Benefits of Agreement Restricted to Partners. Nothing in this Agreement, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and their successors and assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or under any covenant, conditions or provisions contained herein; and all such covenants, conditions and provisions shall be for the sole benefit of the parties hereto.

     31. Counterparts. The Partners may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all of the Partners; each counterpart shall be deemed an original instrument as against any Partner who has signed it.

     32. Entire Agreement. This Agreement constitutes the entire agreement between the Partners concerning the subject matter hereof and the same supersedes any prior understanding or written or oral agreements relative to said matter, including, but not limited to, the Original Partnership Agreement.

     33. Exhibits and Schedules. All exhibits and schedules or descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any exhibit, schedule or other documents referenced herein, the terms and conditions of this Agreement shall govern and control.

     34. Reservation of Rights. Except as otherwise provided herein, each Partner reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which such Partner is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

     35. Principles of Construction and Interpretation. In construing this Agreement, the following principles shall be followed:

     (a) no consideration shall be given to the fact or presumption that one Partner had a greater or lesser hand in drafting this Agreement;

     (b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

     (c) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and

     (d) the plural shall be deemed to include the singular and vice versa, as applicable.

     36. Damages. Notwithstanding anything to the contrary in this Agreement, a Partner's damages resulting from a breach or violation of any representation, warranty, covenant or condition contained herein shall be limited to actual direct damages, and shall not include any other damages, including, without limitation, indirect, special, consequential, incidental or punitive damages. In addition, the Partners agree that in no event shall a Partner seek to or recover from the Partnership indirect, special, consequential, incidental or punitive damages or any other damages other than actual direct damages.

     37. Notices. All notices required or permitted under this Agreement to be given to any Partner or the Partnership shall be in writing and shall be deemed given when personally delivered to the individual or individuals designated in writing by that Partner or, for notices to the Partnership, to the Secretary of the Partnership Committee; when sent by facsimile or by electronic mail (such as via internet) with confirmation of receipt; or five (5) days after being mailed, postage prepaid, certified or registered, return receipt requested and addressed as specified in writing by that Partner or, for notices to the Partnership, to the Secretary of the Partnership Committee; provided, that in the case of notices which are mailed and which require the party or parties being given notice to take action within a specified time period, the party giving notice shall make a good faith effort to contact the party or parties being given notice by telephone during the five (5) day period following mailing to advise them of the mailing of the notice. The persons initially designated by each Partner for receipt of notice and the address for such notice is shown on the execution page of this Agreement next to each Partner's signature. Such designated person or address may be changed by a Partner by proper notice to all other Partners and the Secretary of the Partnership Committee.

ACCEPTED and AGREED to on the date above written.


WTLPS, Inc.                      DMS LP, Inc.


By:                              By:
   ------------------------         -------------------------
Title:                           Title:

Chevron Pipe Line Company        Chevron Raven Ridge Pipe Line Company


By:                              By:
   ------------------------         -------------------------
Title:                           Title:


Mid-America Pipeline Company      MAPL Investments, Inc.



By:                               By:
   ------------------------         -------------------------
Title:                            Title:

WTLPS, Inc.'s Address for Notices:

WTLPS, Inc.                             with a copy to:
Attention: President                    WTLPS, Inc.
1000 Louisiana Avenue                   Attention:  VP & General Counsel
Suite 5800                              1000 Louisiana Avenue
Houston, Texas  77002                   Suite 5800
Phone:  713-507-6801                    Houston, Texas  77002
Fax:    713-507-6588                    Phone:  713-507-3725
                                        Fax:    713-507-6987

DMS LP, Inc.'s Address for Notices:

WTLPS, Inc.                             with a copy to:
Attention: President                    WTLPS, Inc.
1000 Louisiana Avenue                   Attention: VP & General Counsel
Suite 5800                              1000 Louisiana Avenue
Houston, Texas  77002                   Suite 5800
Phone:  713-507-6801                    Houston, Texas  77002
Fax:    713-507-6588                    Phone:  713-507-3725
                                        Fax:    713-507-6987

Chevron Pipe Line Company's Address for Notices:

Attention: VP & General Counsel
2811 Hayes Road
Houston, Texas  77082
Phone:  281-596-2828
Fax:    281-596-2907

Chevron Raven Ridge Pipe Line Company's Address for Notices:

Attention: VP & General Counsel
2811 Hayes Road
Houston, Texas
Phone:  281-596-2828
Fax:    281-596-2907

Mid-America Pipeline Company Address for Notices:

Attention Roy Edwards, Vice President
1800 South Baltimore
Tulsa, OK  74119
Phone: 918-599-3798
Fax:   918-581-1495


MAPL Investments, Inc. Address for Notices:

Attention Roy Edwards, Vice President
1800 South Baltimore
Tulsa, OK  74119
Phone: 918-599-3798
Fax:   918-581-1495

                                   EXHIBIT A

                              OWNERSHIP INTERESTS

               Partner                 Type of Partnership Interest    Ownership Interest
-----------------------------------------------------------------------------------------
WTLPS, Inc.                                   General Partner                 00.392%
-----------------------------------------------------------------------------------------
Chevron Pipe Line Company                     General Partner                 00.408%
-----------------------------------------------------------------------------------------
Mid-America Pipeline Company                  General Partner                 00.200%
-----------------------------------------------------------------------------------------
DMS LP, INC.                                  Limited Partner                 38.808%
-----------------------------------------------------------------------------------------
Chevron Raven Ridge Pipe Line Company         Limited Partner                 40.392%
-----------------------------------------------------------------------------------------
MAPL Investments, Inc.                        Limited Partner                 19.800%
-----------------------------------------------------------------------------------------

                                   EXHIBIT B

          DESCRIPTION AND MAP OF ORIGINAL LIMITED PARTNERSHIP PROPERTY

I.  PIPELINE FACILITIES

     (A) PIPELINE: There is about 1,950 miles of various sizes of pipe ranging from 2" to 14", 0.156 Gr B to 0.365 x 46 w.t., and 1957 - 1992
          vintage. The lateral lines are up to 8" and the trunk portion is all 10" and 14".

     (B) BOOSTER STATIONS: There are 18 pump stations, 24 pump and electric motor units and associated electrical switchgear and control equipment. Total horsepower is 28,200. Pumps are all horizontal centrifugal type.

     (C) COAHOMA FACILITY: There are 2 - 1,000 horsepower pump units with centrifugal pumps and electric motors. It is an 80 acre site with three storage wells(nominal 300,000 Bbls), two brine pits (nominal 350,000 Bbls capacity), and all associated piping and electrical equipment.

     ** Of the 19 booster stations (including Coahoma), 13 are on separately identifiable property.

     (D) METER STATIONS: There are about 62 receipt, custody transfer meter stations of which about 54 are at plant sites. There are another 18 check meter locations with a total of 34 meter runs. Each facility generally includes turbine meter runs, instrumentation, and equipment buildings.

     (E)  MISCELLANEOUS:

     * Sending and receiving swab trap facilities (22 on the trunk line alone).

     *    Portable meter provers

     *    Spare parts inventory

                                   EXHIBIT C

      DESCRIPTION AND MAP OF MAPL GATHERING SYSTEM AND OTHER CONTRIBUTIONS

I.   MAPL Gathering System:

     A. Pipelines

     .  6" Artesia Lateral MP 0.0 to MP 78.9
     .  6" Seven Rivers Pipeline MP 0.0 to MP 26.9
     .  6" Seven Rivers connection MP 0.0 to MP 1.7
     .  3" pipeline to Pecos Diamond MP 0.0 to MP 0.3
     . .49 miles of 2" pipeline from Plant 57 to Artesia lateral at MP 78.9 . 4" Phillips Artesia Connection MP 0.0- MP 1.9
     .  6" Tatum Lateral MP 0.0 to MP 7.6
     .  4" Tatum Lateral MP 7.6 to MP 13.9
     .  8" Dollarhide Lateral MP 0.0 to MP 27.0
     .  6" Dollarhide Lateral MP 27.0 to MP 31.7
     .  Roberts Ranch Pipeline 3.13 miles
     .  6" Hobbs San Andres Jct.  MP 0.0 to MP 52.1
     .  4"  Amoco North Cowden- San Andres Jct MP 0.0 to MP 12.7
     .  Chevron- San Andres (Bakke Jct.) MP 0.0 to MP 0.38
     .  8"  Lees to Hobbs lateral MP 0.0 to MP 110.5
     .  4"  Fullerton Lateral MP 7.4 to Lees to Hobbs MP 77.9
     .  Pipeline from Lees to Hobbs to Mobil Baden Storage .7 miles
     .  6" Midkiff to Stanton  Lateral MP 0.0 to MP 31.8
     .  6" Phillips Sprayberry MP 0.0 to MP 2.16
     .  8" Snyder lateral MP 88.8 to MP 159.4
     .  6" Snyder Lateral MP 159.4 to MP 190
     .  6" Snyder Lateral MP 190 to MP 220 (out of service)
     .  6" Benedum lateral MP 0.0 to MP 21.4
     .  4" Indian Wells Benedum Injection MP 0.0 to MP .33
     .  3" Stiles Lateral MP 0.0 to MP 6.7
     .  Indian Wells Lateral  .5 miles
     .  8" Lees to Snyder Loop MP 0.0 to MP 60.7
     .  4"  Rockland SterlingPerkins Lateral MP 0.0 to MP  42.5
     .  4" Jameson Lateral MP 0.0 to MP 5.8
     .  6"  Vealmoor Lateral MP 0.0 to MP 8.1
     .  4" General Crude Lateral MP 0.0 to MP 36.4
     .  6" North Snyder Lateral from General Crude MP 0.0 to MP 7.38
     .  Texaco East Vealmoor Storage MP 0.0 to MP 0.2
     .  Conoco Sterling MP 0.0 to MP 4.5
     .  4" Northern Natural MP0.0 to MP 14.2

     B.      Pump Stations

     .  Maljamar
     .  Eunice
     .  Midkiff
     .  Stanton
     .  Lees
     .  Snyder

     C.  Valve Stations

     .  Odessa Waddell
     .  Vincent

     D.  Meter Sites

     .  Marathon Indian Basin
     .  Yates Penasco
     .  Duke Dagger Draw
     .  Amoco Abo
     .  Duke Pecos Diamond
     .  Davis Denton
     .  Texaco Eunice
     .  LG&E Antelope Ridge
     .  Western Gas Benedum
     .  Western Gas Midkiff
     .  Davis Stiles
     .  Conoco Garden City
     .  Conoco Sterling
     .  Range Resources Sterling
     .  Texaco Vealmoor
     .  Mobil Salt Creek
     .  Mobil Baden
     .  WTP Bakke
     .  Koch Chaparral San Andres

     E.  Hobbs Terminal Equipment

     .  Metering Facilities
     .  Two 500 HP Pumps
     .  Associated Piping

II.  Other Contributions:

     By wire transfer into the Partnership's account on or prior to May 1, 1999, MAPL shall contribute to the Partnership the sum of $2.067 Million.

                                   EXHIBIT D

                     FINANCIAL RESPONSIBILITY REQUIREMENTS

Each potential new Partner in the West Texas LPG Pipeline Limited Partnership must demonstrate adequate financial responsibility itself or through a Credit Worthy Affiliate. Such credit worthiness may be demonstrated by satisfying one of the two methods of meeting financial responsibility described below.

Method I

     The Partner or its Affiliate has senior unsecured debt outstanding which is rated by:

     (a)  Moody's Investors Services      Baa3 or better, and
     (b)  Standard and Poors              BBB or better

Method II

     If a Partner or its Affiliate fails to meet the above test, then the following criteria will be applied to the Partner's or its Affiliate's financial statements:

     1.  Debt/Capital less than or equal to 55%; or

     2.  Debt/EBITDA less than or equal to 3.5; or

     3.  Net worth greater than or equal to $250 million; or

     4.  Current assets/current liabilities greater than or equal to 1.0.

If the Partner or Affiliate meets any one of the above criteria, then such Partner or Affiliate shall be deemed to have adequate financial capability to fulfill the obligations of a Partner.

                                   EXHIBIT E

                                  TAX MATTERS

     1. Tax Returns, Proceedings and Elections. Tax returns, proceedings, and elections shall be governed by the provisions of this Exhibit E as it may be amended from time to time by a vote of the Partnership Committee.

          (a) Chevron Pipeline Company is designated the tax matters Partner ("TMP") as defined in Section 6231(a)(7) of the Code. The designation of TMP shall be effective only for operations conducted by the Partners pursuant to this Agreement.

          (b) The TMP shall cause to be prepared all necessary federal, state, and local Partnership income, excise, and property tax returns and, except for excise taxes, furnish a copy of the proposed return to the Partners for their review not later than one month prior to the due date, including extensions, for filing such returns. The TMP shall timely file such returns and, upon the written request of a Partner, shall provide the Partners with schedules which are consistent with the treatment of all items on those returns. The TMP agrees to use all reasonable efforts in the preparation and filing of such tax returns but, in doing so, shall incur no liability to any Partner with respect to such returns or any elections relating thereto. On or before the last day of May after the end of the taxable year, the TMP will cause each Partner to be provided with estimates of all information reasonably necessary or appropriate to file its respective tax returns and reports.

          (c) The Partners shall furnish the TMP with such information as it may reasonably request to aid in the preparation of the Partnership returns and which will permit it to provide the Internal Revenue Service with sufficient information so that proper notice can be mailed-to such Partners as provided in
Section 6223 of the Code.

          (d) To the extent and in the manner provided by applicable treasury regulations, the TMP shall keep each Partner informed of all administrative and judicial proceedings for the adjustment of Partnership items (as defined in Section 6231(a)(3) of the Code) at the Partnership level.

          (e) If an administrative proceeding contemplated under Section 6223 of the Code has begun, the Partners shall notify the TMP of their treatment of any Partnership Item on their federal income tax return in a manner which is or may be inconsistent with the treatment of that item on the Partnership return.

          (f) The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without the prior written consent of the Partners.

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          (g) Any Partner who enters into a settlement agreement with the
Secretary of the Treasury with respect to Partnership Items shall promptly notify the other Partners of such settlement agreement.

          (h) The TMP shall not bind the other Partners to a settlement agreement without obtaining the written concurrence of the Partners who will be bound by such agreement.

          (i) The TMP shall notify all Partners of any intention to file a petition with a court for a readjustment of any Partnership Items. Such notice shall be given within a reasonable time so that the Partners may participate in choosing the forum for the filing of any petition. This provision shall not apply to any Partner who does not have an interest in the outcome of such matter. Whether a Partner has an interest in the outcome will be determined using the standard in Section 6226(d) of the Code. Further, the TMP or other Partner who had brought the action under Section 6226 of the Code, shall provide the other Partners with notice of any intention to seek review of a determination by any court under that Section.

          (j) No Partner may file a request for an administrative adjustment of Partnership Items for any Partnership taxable year pursuant to Section 6227 of the Code without first notifying all other Partners. If the other Partners agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership.

          (k) If any part of an administrative adjustment request filed by a Partner is not allowed by the Internal Revenue Service, the Partner filing such request shall seek the concurrence of other Partners with regard to the filing of a petition with a court and with regard to seeking review of the determination by any court in the same manner as provided in Section l(i) of this Exhibit.

          (l) The TMP and other Partners shall use all reasonable efforts to comply with the responsibilities as outlined herein and in Sections 6222 through 6233 of the Code, but shall incur no liability to any other Partner for failure to fulfill such responsibilities.

          (m) The provisions of this Exhibit E shall survive the termination of the Partnership or the termination of any Partner's interest in the Partnership and shall remain binding on the Partners for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Tax Partnership and any applicable state income tax matters.

     2. Elections. The Partners agree that the TMP is directed to make the following elections on behalf of the Partnership in the appropriate returns of the Partnership prepared pursuant to Section 1 above:

          (a) To adopt the accrual method of accounting;

          (b) To compute the allowance for depreciation or cost recovery using the shortest permissible life and most rapid recovery method permitted permissible life and most rapid recovery method permitted under the Code;

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          (c) To elect the Calendar Year as the Fiscal Year of the Partnership;

          (d) To elect in a timely manner pursuant to Section 266 of the Code and the Treasury Regulations thereunder to charge to the capital account with respect to the property acquired or constructed by the Partners under this Agreement all taxes and carrying charges including interest on indebtedness, which may be capitalized thereunder;

          (e) To elect to amortize all organization costs of the Partnership under Section 709 of the Code; and

          (f) To make such other elections as the Partnership Committee may direct.

     3. Section 754 Election. Upon the transfer of an interest in the Partnership, and upon the written request of the transferee, the Partnership shall make an election at the written request of the transferee Partner pursuant to Section 754 of the Code to adjust the basis of Partnership Property. Any Partner or successor in interest, whose basis in Partnership property is adjusted pursuant to Section 743(b) of the Code, shall assume sole compliance responsibility to reflect the adjustment to basis of its Partnership property under Section 743(b) of the Code, to prepare and attach a statement to its income tax return showing the computation of the adjustment and the Partnership properties to which the adjustment has been allocated.

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